     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 4 TO
                                   FORM SB-2

                            ------------------------

                            SILVER STAR FOODS, INC.
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                NEW YORK                                    0638                                   11-3265942
    (State or other Jurisdiction of             (Primary Standard Industrial                    I.R.S. Employer
     Incorporation or Organization)               Classification Code No.                    Identification Number)

                               1000 South Avenue
                         Staten Island, New York 10314
                           Telephone: (718) 763-3000
                           Facsimile: (718) 763-6004
                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place Of Business)

                                 MICHAEL TROTTA
   CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
           (Name, Address and Telephone Number of Agent for Service)
                               1000 South Avenue
                         Staten Island, New York 10314
                           Telephone: (718) 763-3000
                           Facsimile: (718) 763-6004
                         ------------------------------
                                   COPIES TO:

               Richard I. Anslow, Esq.                                  Jay M. Kaplowitz, Esq.
            Richard I. Anslow & Associates                         Gersten, Savage & Kaplowitz, LLP
                Freehold Office Plaza                                    101 East 52nd Street
                4255 Route 9, Suite D                                  New York, New York 10022
              Freehold, New Jersey 07728                              Telephone: (212) 752-9700
              Telephone: (732) 409-1212                               Facsimile: (212) 980-5192
              Facsimile: (732) 577-1188

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities of Act, check the following box and list the Securities Act registration statement number earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                                           PROPOSED
                                                                                  PROPOSED                 MAXIMUM
              TITLE OF EACH CLASS                                             MAXIMUM OFFERING            AGGREGATE
              OF SECURITIES TO BE                       AMOUNT TO BE              PRICE PER                OFFERING
                   REGISTERED                            REGISTERED             SECURITY (1)                PRICE
Units                                                  862,500                      $6.00                    $5,175,000
                                                  units(2)(3)
Common Stock $.0001 par value...................  862,500 shares                     (4)                     (4)
Common Stock Purchase Warrants..................  1,725,000 warrants                 (4)                     (4)
Common Stock $.0001 par value...................  1,725,000 shares(5)(8)            $6.00                   $10,350,000
Underwriter's Warrants..........................  75,000 warrants(6)               $.0001                   $7.50
Units...........................................  75,000 units                      $9.90                      $742,500
Common Stock $.0001 par value...................  75,000 shares                      (7)                     (7)
Common Stock Purchase Warrants..................  150,000 warrants                   (7)                     (7)
Common Stock $.0001 par value...................  150,000 shares(5)(8)              $6.00                      $900,000
Units...........................................  20,000 units(2)(9)                $6.00                      $120,000
Common Stock $.0001 par value...................  20,000 shares                     (10)                           (10)
Common Stock Purchase Warrants..................  40,000 warrants                   (10)                           (10)
Common Stock $.0001 par value...................  40,000 shares(5)(8)               $6.00                      $240,000
Total...........................................                                                         $17,527,507.50


                                                         AMOUNT
              TITLE OF EACH CLASS                          OF
              OF SECURITIES TO BE                     REGISTRATION
                   REGISTERED                              FEE

Common Stock $.0001 par value...................           --
Common Stock Purchase Warrants..................           --
Common Stock $.0001 par value...................         $2,877.30
Underwriter's Warrants..........................          $.01
Units...........................................           $206.42
Common Stock $.0001 par value...................           --
Common Stock Purchase Warrants..................           --
Common Stock $.0001 par value...................           $250.20
Units...........................................            $33.38
Common Stock $.0001 par value...................           --
Common Stock Purchase Warrants..................           --
Common Stock $.0001 par value...................             66.72
Total...........................................         $4,839.30(11)

Units                                                    $1,438.65

(1) Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.
(2) Each Unit offered hereby consists of one share of Common Stock and two Common Stock Purchase Warrants.
(3) Includes 112,500 Units subject to an over-allotment option granted to the Underwriter.
(4) Pursuant to Rule 457(i), no additional registration fee is required for these shares and warrants being registered as part of the Units offered hereby, since no additional consideration is being paid for them.
(5) Issuable upon exercise of the Common Stock Purchase Warrants included in the Units.
(6) Underwriter's Warrants to be issued to the Underwriter consists of warrants to purchase 75,000 Units.
(7) Pursuant to Rule 457(i), no additional registration fee is required for these shares and warrants being registered as part of the 75,000 Units included in the Underwriter's Warrants, since no additional consideration is being paid for them.

(8) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(9) Represents shares owned by a security holder of the Company which are being registered hereby but are not part of the Underwritten offering.
(10) Pursuant to Rule 457(i), no additional registration fee is required for these shares and warrants being registered as part of the 20,000 units included in the selling security holder units, since no additional consideration is being paid for them.
(11) All of which has previously been paid.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The New York Business Corporation Law, in general, allows corporations to indemnify their directors and officers against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation or that person derived an improper personal benefit.

    The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York Law. The Company will enter into an indemnification agreement with each of its directors and officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses to be borne by the Company (also referred to herein as the Registrant) in connection with the issuance and distribution of the Securities pursuant to the Offering (other than underwriting discounts and commissions).

SEC registration fee.........................................................     $  2,000.00
NASD filing fee..............................................................     $  1,500.00
Legal fees and expenses......................................................     $100,000.00
Accounting fees..............................................................     $ 90,000.00
Blue Sky fees and expenses...................................................     $ 35,000.00
Printing and engraving expenses..............................................     $ 60,000.00
Miscellaneous................................................................     $ 11,500.00
                                                                                  -----------
    Total fees and expenses..................................................     $300,000.00

*   To be completed by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    The following paragraphs set forth certain information with respect to all securities sold by the Company within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by the Company for the issuance of these shares.

    The following securities were issued by the Company without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering:

                                                    TITLE AND
       NAME OF                                      NUMBER OF
      PURCHASER          DATE OF ISSUANCE        SECURITIES SOLD         CONSIDERATION
K & V Investments          July 23, 1997          Common Stock             $200,000
                                                 800,000 Shares
Daniel Kodsi               July 23, 1997          Common Stock             $200,000
                                                 800,000 Shares

    In April 1998 and May, 1998, respectively, the Company repurchased such shares and agreed to repay such investors a total of $400,000 within six (6) months of the date of each repurchase. Such $400,000 amount has been paid from the proceeds of the bridge financing. The Common Shares repurchased were designated as treasury stock and retired after the repurchase. The transaction for such repurchases were undertaken directly between the Company and the investors.

    In September 1998, the Company completed a private placement of 28 units, with each unit consisting of a $25,000 Promissory Note, 2,000 shares of Common Stock and 2,000 Redeemable Common Stock Purchase Warrants. Therefore, an additional 56,000 shares of Common Stock and 56,000 Redeemable Common Stock Purchase Warrants were issued. A list of investors in the private placement is set forth below. The Company believes that the Common Stock and Warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4 (2) of the Securities Act of 1933, as amended, and Rule 505 of Regulation D promulgated thereunder. Royal Hutton Securities Corp. acted as placement agent in connection with this private placement and received $84,000 in commissions and non-accountable expenses.

    All investors in the private placement are accredited investors. Daniel Kodsi is an accredited investor. Charles Koegan, the principal of K&V Investments is a sophisticated purchaser.

                                                                 DATE
                                                                  OF        COMMON      WARRANTS
INVESTOR                                                       ISSUANCE   STOCK SOLD      SOLD      CONSIDERATION(1)
-------------------------------------------------------------  ---------  -----------  -----------  ---------------
Richard E. Dwelle............................................   07/10/98       2,000        2,000     $    25,000
Thomas P. Hanrahan...........................................   07/10/98       1,000        1,000     $    12,500
William C. Taylor............................................   07/15/98       2,000        2,000     $    25,000
John K. & Sue A. Korpalski (JTROS)...........................   07/20/98       2,000        2,000     $    25,000
Frank J. Buzolits Trust Dated 08/25/92.......................   08/20/98       2,000        2,000     $    25,000
Ralph L. Cotton (Denver Orthopedic Specialists 401K).........   07/15/98       8,000        8,000     $   100,000
Mary Ellen & Gary Rassel (JTROS).............................   08/24/98       2,000        2,000     $    25,000
Curtis L. Smith & Janice A. Smith (JTROS)....................   07/15/98       2,000        2,000     $    25,000
Lynn J. Bourdon..............................................   08/10/98       2,000        2,000     $    25,000
James F. Reiderer............................................   07/29/98       2,000        2,000     $    25,000
Dean Briggs..................................................   08/11/98       2,000        2,000     $    25,000
Dennis G. Shoff Profit Sharing Plan..........................   07/27/98       2,000        2,000     $    25,000
Jack R. Eaton................................................   07/30/98       2,000        2,000     $    25,000
F. Evernden..................................................   08/03/98       8,000        8,000     $   100,000
Larry E. Morris..............................................   08/17/98       4,000        4,000     $    50,000
Walnut Veal Ranch............................................   08/19/98       1,000        1,000     $    12,500
Bradley A. & Margaret Lewis (JTROS)..........................   08/19/98       2,000        2,000     $    25,000
Felicity A. Nellen...........................................   08/05/98       6,000        6,000     $    75,000
Lou Mauro....................................................   08/20/98       2,000        2,000     $    25,000
Steven Lydon.................................................   08/20/98       2,000        2,000     $    25,000

(1) Represents the amount of the non-interest bearing promissory note issued to the Investor.

    In November 1998 the Company issued 20,000 shares of its Common Stock to Richard I. Anslow, Counsel to the Company, in exchange for legal services rendered. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

    In March, 1999, the Company issued 40,000 Common Stock purchase warrants to Richard I. Anslow, Counsel to the Company, in exchange for legal services rendered. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.

ITEM 28. UNDERTAKINGS

    1. The Registrant will, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a) (3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) Include any additional or changed material information on the plan of distribution.

    2. The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    3. The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    4. The Registrant will provide to the Underwriter at the closing certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    6. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

                                   SIGNATURES


    Pursuant to the requirements of the Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 31st day of March, 1999.


                                SILVER STAR FOODS, INC.

                                By:              /s/ MICHAEL TROTTA
                                     -----------------------------------------
                                                  Michael Trotta,
                                              CHIEF EXECUTIVE OFFICER,
                                              PRESIDENT AND SECRETARY

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    We, the undersigned officers and directors of SILVER STAR FOODS, INC. hereby severally constitute and appoint Michael Trotta, our true and lawful attorney-in-fact and agent with full power of substitution for us in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent in full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board of
                                  Directors, Chief
      /s/ MICHAEL TROTTA          Executive Officer,
------------------------------    President, Chief             March 31, 1999
        Michael Trotta            Financial Officer,
                                  Principal Accounting
                                  Officer and Secretary
      /s/ VINCENT TROTTA        Director
------------------------------                                 March 31, 1999
        Vincent Trotta

      /s/ BARRY SHERMAN         Director
------------------------------                                 March 31, 1999
        Barry Sherman

       /s/ DENNIS LORE          Director
------------------------------                                 March 31, 1999
         Dennis Lore

                                 EXHIBIT INDEX


 1.1       Underwriters Agreement***
 3.1       Certificate of Incorporation and Certificates of Amendments of the Certificate of
           Incorporation*
 3.2       By-Laws of the Company*
 4.1       Form of Common Stock Certificate***
 4.2       Warrant for Purchase of Common Stock of Silver Star Foods, Inc.***
 4.3       Form of Public Warrant Agreement between Silver Star Foods, Inc. and American Stock
           Transfer & Trust Company***
 4.4       Form of Unit Certificate******

 5.        Opinion of Richard I. Anslow, Esq. of Richard I. Anslow & Associates*****

10.1       Employment Agreement--Michael Trotta**

10.3       Agreement between Silver Star Foods, Inc. and Mount Rose Ravioli and Mac Co., Inc.****

10.4       Manufacturers Agreement between the Company and Savignano Foods Corporation*

10.5       Repurchase Agreement between the Company and K&V Investments**

10.6       Financial Advisory and Investment Banking Agreement***

10.7       Broker Contract with Douglas Food Brokers, Inc.***

10.8       Form of Promissory Note issued in the Company's September 1998 Private Placement***

23.1       Independent Auditors Consent****

23.2       Consent of Richard I. Anslow & Associates (contained in Exhibit 5)

27         Financial Data Schedule


------------------------

     * Filed with initial filing of Form SB-2 on December 16, 1997

    ** Filed with Amendment Number 1 dated September 25, 1998

   *** Filed with Amendment Number 2 dated December 17, 1998

  **** Filed with Amendment Number 3 dated March 15, 1999


 ***** Filed with Amendment Number 4 dated March 31, 1999



****** To be Filed by Amendment.